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                                                                     Exhibit 2.2

                               AMENDMENT NO. 1 TO
                       PURCHASE AND ASSUMPTION AGREEMENT

     THIS AMENDMENT NO. 1 (the "Amendment") made as of this 1st day of July 1996, by and among FWB Bank, a commercial bank chartered under the laws of the State of Maryland, with its main office at 1800 Rockville Pike, Rockville, Maryland, ("BUYER"); FWB Bancorporation, a Maryland corporation and the registered bank holding company of BUYER, with its principal place of business at the same address as BUYER ("BANCORP"); First Commonwealth Savings Bank FSB, a federal savings bank chartered under the laws of the United States, with its main office at 301 South Washington Street, Alexandria, Virginia ("SELLER"); and First Commonwealth Financial Corp, a Virginia corporation and registered savings and loan holding company of the SELLER, with its principal place of business located at 12105 Greenleaf Avenue, Potomac, Maryland ("FCFC").

                                    RECITALS

     WHEREAS, BANCORP, BUYER, SELLER AND FCFC entered into a Purchase and Assumption Agreement dated as of April 10, 1996, pursuant to which BUYER would assume certain deposits and other liabilities associated with the main office of SELLER (the "Branch") and BANCORP and BUYER would acquire certain assets of SELLER, subject to terms and conditions set forth therein;

     WHEREAS, The Agreement set forth certain agreements and conditions of the obligations of the parties that contemplated an investment by the FCFC Group in the nonvoting Preferred Stock of the BUYER in order to provide capital in support of the assets to be acquired by BUYER pursuant to the Agreement, and the execution of a related Warrant and Voting Agreement;

     WHEREAS, Consummation of the Agreement is subject to receipt of approvals of State and Federal regulatory agencies.

     WHEREAS, the parties desire to amend the Agreement to (i) eliminate the provisions thereof that provide for any investment by FCFC or the FCFC Group in Bancorp or the Bank; (ii) incorporate as a condition of the obligations of Bancorp and BUYER to consummate the transactions contemplated by the Agreement, as amended, that Bancorp shall have obtained one or more extensions of credit (or binding commitments therefor) meeting certain criteria; and (iii) provide for the payment by SELLER or FCFC of an Expense Payment in consideration of additional expenses to be incurred by Bancorp and BUYER.

     NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

I. Section 1.1 of the Agreement is hereby amended by deleting the definitions of "Preferred Stock", "Preferred Stock Purchase Agreement", and Warrant Agreement therefrom, and by adding the following definition:

     "Expense Payment" shall have the meaning set forth in Section 2.3 (f).

II. The title of Exhibit A- Preferred Stock Purchase Agreement to the Agreement is amended to read "Exhibit A- Reserved". The text of Exhibit A shall be deleted.

III. The title of Exhibit B- Warrant and Voting Agreement to the Agreement is amended to read "Exhibit B-Reserved". The text of Exhibit B shall be deleted.

IV. The title of Section 2.3 of the Agreement is amended to read "Assumption of Liabilities; Expense Payment. Section 2.3 is amended by the addition of the following paragraph (f):

          (f) Expense Payment. At Closing, SELLER shall pay or cause to be paid
              ---------------
          to BUYER the sum of $300,000 (the "Expense Payment"). This payment shall be


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          made notwithstanding any other provision of this Agreement relating to the payment of expenses.

V. Paragraph (a) of Section 4.2 is amended by substituting the following therefor:

          (a) Amount of Payment. SELLER will pay to BUYER on the Closing Date an
              -----------------
          amount equal to the Branch Deposits as shown on Schedule 1 to the Agreement as of the close of business five (5) Business Days prior to the Closing Date, plus the Expense Payment, minus the sum of (i) the Deposit Premium; (ii) all Cash; (iii) the Purchase Value of the Branch Loans as shown on Schedule 3 of the Agreement as of the close of business five (5) Business Days Prior to the Closing Date; plus or minus, as appropriate, the net amount due to BUYER or to SELLER, respectively, on account of the prorations required by Section 2.4 hereof. BANCORP will pay to SELLER on the Closing Date the sum of One Million, Five-Hundred Thousand Dollars ($1,500,000.00), plus or minus the amount due to SELLER or BANCORP, respectively, on account of the prorations required by Section 2.4 hereof.

VI. Section 4.5 of the Agreement is amended by substituting the following therefor:

               4.5  Investment by the Investors. At the Closing, the Investors
                    ---------------------------
          shall invest (or shall have invested) in an aggregate of at least $2.0 million of additional Common Stock as provided in the Stock Purchase Agreements. Neither FCFC nor the FCFC Group shall, directly or indirectly, make any investment in stock or other securities of BUYER or Bancorp in connection with the Closing or otherwise in connection with the transactions contemplated by this Agreement.

VII. Section 10.1 of the Agreement is amended by deleting subparagraph (9) from paragraph (d) thereof and by substituting the following for subparagraph (8) of paragraph (d) thereof:

          (9) Such other documents or instruments as SELLER or FCFC may reasonably request, including, but not limited to, an executed Assignment and Assumption Agreement in the form of Exhibit F, relating to BUYER's assumption of the Branch Deposits, and an executed Assignment, transfer and Appointment of Successor Trustee for IRA and Keogh accounts, in the form of Exhibit G.

      Section 10.1 of the Agreement is further amended by deleting paragraph (f) thereof.

VIII. Section 10.2 (h) of the Agreement is amended by substituting the following therefor:

          (h) Extension of Credit. Bancorp shall have obtained one or more
              -------------------
          extensions of credit, or binding commitments therefor which may be drawn upon at the Closing, in the total amount of at least $4.0 million, in connection with the transaction from persons other than SELLER, FCFC, or any person affiliated with SELLER or FCFC, at an annual interest rate not to exceed 9.25% and on otherwise commercially reasonable terms satisfactory to Bancorp, for the purpose of providing funds for (i) the injection of capital in the form of common equity into BUYER and (ii) the purchase of the Real Estate and the Fixed Assets.

IX. Headings are provided in this Amendment for convenience of reference only. The Agreement may be

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restated in order to reflect the amendments set forth herein for ease of reference. The Agreement is amended only to the extent specifically provided herein. All defined terms shall have the meanings provided in the Agreement except as otherwise defined herein. This Amendment may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

     In WITNESS WHEREOF, the parties hereto have duly authorized and executed this Amendment as of the date first above written.

ATTEST                        FIRST COMMONWEALTH SAVINGS BANK FSB

   /s/ Susan H. Roy           By:     /s/ Robert N. Kemp, Jr.
   ----------------------             -------------------------------------

   Assistant Secretary        Title:  President and Chief Executive Officer


WITNESS                       FIRST COMMONWEALTH FINANCIAL CORP

   /s/ Geraldine A. York      By:     /s/ John C. York, Jr.
   ----------------------             -------------------------------------

                              Title:  Chairman of the Board


WITNESS                       FWB BANK

    /s/ LaVaughn M. Queen     By:     /s/ Steven K. Colliatie
    ---------------------             -------------------------------------

                              Title:  President and Chief Executive Officer

WITNESS                       FWB BANCORPORATION

    /s/ LaVaughn M. Queen     By:     /s/ Steven K. Colliatie
    ---------------------             --------------------------------------

                              Title:  President and Chief Executive Officer

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